Exhibit 10.13

ARCA BIOPHARMA, INC.

NOTE AND WARRANT PURCHASE AGREEMENT

SEPTEMBER 24, 2008

EXECUTION VERSION

ARCA BIOPHARMA, INC.

NOTE AND WARRANT PURCHASE AGREEMENT

THIS NOTE AND WARRANT PURCHASE AGREEMENT (this “Agreement”) is made as of September 24, 2008 (the “Effective Date”) by and between ARCA biopharma, Inc., a Delaware corporation (the “Company”), and the persons and entities named on the Schedule of Purchasers attached hereto (individually, a “Purchaser” and collectively, the “Purchasers”).

RECITALS

A. The Company has entered into that certain Agreement and Plan of Merger and Reorganization dated September 24, 2008, (the “Merger Agreement”) with Nuvelo, Inc., a Delaware corporation (“Parent”), and Nuvelo Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (the “Merger Sub”), pursuant to which Merger Sub will merge with and into the Company and the stockholders of the Company will receive shares of the capital stock of Parent in exchange for their capital stock of the Company (the “Merger”).

B. The Company has authorized the sale of up to $8,750,000 in principal amount of its 6% convertible promissory notes due March 31, 2009 and warrants to purchase shares of the Company’s capital stock.

C. Each Purchaser wishes to purchase a Note (as defined below) in the principal amount set forth opposite such Purchaser’s name on the Schedule of Purchasers attached hereto and a Warrant (as defined below) to purchase a number of shares of the Company’s capital stock as determined pursuant to the Warrant, on the terms and subject to the conditions set forth herein.

D. The parties desire to make Parent a third party beneficiary of certain rights and obligations under this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the above recitals and the mutual covenants contained herein, the parties hereby agree as follows:

1.	AMOUNT AND TERMS OF THE LOAN; PURCHASE AND SALE OF THE WARRANTS.

1.1 The Loans. Subject to the terms of this Agreement, each Purchaser agrees to lend to the Company up to the total amount (the “Loan Amount”) set forth opposite such Purchaser’s name on the Schedule of Purchasers attached hereto under the heading “Loan Amount” against the issuance and delivery by the Company of a convertible promissory note for such Loan Amount in substantially the form attached hereto as Exhibit A (each, a “Note” and collectively, the “Notes”). Each Note issued pursuant to this Section 1.1 shall be convertible into capital stock of the Company as provided in such Note.

1.2 Issuance of Warrants. Subject to the terms of this Agreement, and in consideration for the purchase by the Purchasers of the Notes and for other good and valuable consideration, the Company shall issue to each Purchaser a warrant to purchase shares of Common Stock of the Company. Subject to certain adjustments provided in the warrant, each warrant issuable pursuant to this Section 1.2 shall entitle the Purchaser to acquire the number of shares equal to the quotient of (a) one-fifth ( 1/5th) of such Purchaser’s Loan Amount divided by (b) the exercise price of each warrant, rounded up to the nearest share. The warrants shall be in substantially the form attached hereto as Exhibit B (each, a “Warrant” and collectively, the “Warrants”).

1.3 The Closing. The closing of the purchase and sale of the Notes and the Warrants (the “Closing”) shall be held on or before October 14, 2008, or at such earlier time as the Company and the Purchasers shall agree (the “Closing Date”), provided, however if the Merger Agreement is terminated prior to the Closing Date, then the Company and the Purchaser shall have no further rights or obligations under this Agreement following such termination and this Agreement shall be terminated without any further action by any of the parties. At the Closing, each Purchaser shall loan the Company the Loan Amount set forth opposite such Purchaser’s name on the Schedule of Purchasers under the heading “Loan Amount.”

1.4 Delivery. At the Closing: (a) each Purchaser will deliver to the Company a check or wire transfer funds in the amount of such Purchaser’s Loan Amount, (b) the Company shall issue and deliver to each Purchaser a Note in favor of such Purchaser payable in the principal amount of such Purchaser’s Loan Amount and a Warrant as described in Section 1.2 hereof, and (c) the Company shall execute and deliver such other documents as the Purchasers shall reasonably require in order to consummate the transactions contemplated herein. In connection with the Closing, the Company shall have filed with the Delaware Secretary of State the Certificate of Amendment to the Restated Charter (as defined below) in substantially the form attached hereto as Exhibit C (the “Charter Amendment”).

2.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

Except as set forth on a Schedule of Exceptions delivered by the Company to Purchasers on the Effective Date, the Company represents and warrants to each Purchaser as of the Effective Date as set forth below.

2.1 Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver this Agreement, the Notes and the Warrants (including the reservation of the shares of capital stock issuable upon conversion of the Notes and the exercise of the Warrants), to carry out the provisions of this Agreement, the Notes and the Warrants, and to carry on its business as presently conducted and as presently proposed to be conducted. The Company is duly qualified to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a material adverse effect on the Company or its business.

2.2 Subsidiaries. The Company does not own or control any equity security or other interest of any other corporation, partnership, limited liability company or other business entity. The Company is not a participant in any joint venture, partnership, limited liability company or similar arrangement. Since its inception, the Company has not consolidated or merged with, acquired all or substantially all of the assets of, or acquired the stock of or any interest in any corporation, partnership, limited liability company or other business entity.

2.3 Capitalization; Voting Rights.

(a) The authorized capital stock of the Company, immediately prior to the Effective Date, consists of (i) 26,000,000 shares of Common Stock, par value $0.001 per share, 5,713,818 shares of which are issued and outstanding, and (ii) 15,734,218 shares of Preferred Stock, par value $0.001 per share, (1) 9,222,257 shares of which are designated Series A Preferred Stock, all of which are issued and outstanding, (2) 3,720,692 shares of which are designated as Series B-1 Preferred Stock, 3,688,902 of which are issued and outstanding, and (3) 2,791,269 shares of which are designated as Series B-2 Preferred Stock (together with the Series A Preferred Stock, the “Preferred Stock”), 2,766,677 of which are issued and outstanding.

(b) Under the Company’s 2004 Stock Incentive Plan (as heretofore amended, the “Plan”), immediately prior to the Effective Date, (i) 600,000 shares of Common Stock have been issued pursuant to restricted stock purchase agreements and 1,665,296 shares of Common Stock have been issued pursuant to the exercise of outstanding options, (ii) options to purchase 3,385,351 shares of Common Stock have been granted and are currently outstanding as listed on Exhibit D, and (iii) 705,903 shares of Common Stock remain available for future issuance to officers, directors, employees and consultants of the Company.

(c) Other than the shares reserved for issuance under the Plan, and except as may be granted pursuant to this Agreement, the Notes and the Warrants, and as set forth on the Schedule of Exceptions, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or stockholder agreements, or agreements of any kind for the purchase or acquisition from the Company of any of its securities.

(d) All issued and outstanding shares of the Company’s Common Stock and Preferred Stock (i) have been duly authorized and validly issued to the persons listed on Exhibit D hereto and are fully paid and nonassessable, (ii) were issued in compliance with all applicable state and federal laws concerning the issuance of securities, and (iii) are subject to a right of first refusal in favor of the Company upon transfer.

(e) The shares of capital stock issuable upon conversion of the Notes and exercise of the Warrants have been duly and validly reserved for issuance. When issued in compliance with the provisions of the Notes or the Warrants and the Company’s Second Amended and Restated Certificate of Incorporation, as amended to date (the “Restated Charter”), the shares of capital stock issuable upon conversion of the Notes or exercise of the Warrants, as applicable, will be validly issued, fully paid and nonassessable, and will be free of any liens or encumbrances other than (i) liens and encumbrances created by or imposed upon the Purchasers or (ii) as otherwise set forth in the Amended and Restated Investor Rights Agreement dated May 31, 2007 among the Company and certain stockholders of the Company (the “Investor Rights Agreement”), the Amended and Restated Right of First Refusal and Co-Sale Agreement dated May 31, 2007 among the Company and certain stockholders of the Company (the “ROFR and Co-Sale Agreement”), and the Amended and Restated Voting Agreement dated May 31, 2007 among the Company and certain stockholders of the Company (the “Voting Agreement”, and together with the Investor Rights Agreement and the ROFR and Co-Sale Agreement, the “Company Agreements”); provided, however, that such shares of capital stock may be subject to restrictions on transfer under state and/or federal securities laws. The sale of the Notes and the Warrants and the subsequent conversion of the Notes and exercise of the Warrants into shares of capital stock of the Company are not and will not be subject to any preemptive rights or rights of first refusal that have not been properly waived or complied with.

(f) Except as otherwise noted on the Schedule of Exceptions, all options granted as of the Effective Date vest as follows: 25% of the shares vest one year following the vesting commencement date, with the remaining 75% vesting in equal quarterly installments over the next three years. Except as set forth on the Schedule of Exceptions, no stock plan, stock purchase, stock option or other agreement or understanding between the Company and any holder of any equity securities or rights to purchase equity securities provides for acceleration or other changes in the vesting provisions or other terms of such agreement or understanding as the result of (i) termination of employment or consulting services (whether actual or constructive); (ii) any merger, consolidated sale of stock or assets, change in control or any other transaction(s) by the Company; or (iii) the occurrence of any other event or combination of events.

(g) All outstanding shares of Common Stock and Preferred Stock, and all shares of Common Stock and Preferred Stock issuable upon the exercise or conversion of outstanding options, warrants or other exercisable or convertible securities are subject to a market standoff or “lockup” agreement of not less than 180 days following the Company’s initial public offering.

2.4 Authorization; Binding Obligations. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization of this Agreement and the Notes, the performance of all obligations of the Company hereunder and thereunder at the Closing and the authorization, sale, issuance and delivery of the Notes and the Warrants pursuant hereto (and the reservation of the shares of capital stock issuable upon conversion of the Notes and exercise of the Warrants) pursuant to the Restated Charter has been taken. The Agreement, the Notes and the Warrants, when executed and delivered, will be valid and binding obligations of the Company enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, and (b) general principles of equity that restrict the availability of equitable remedies.

2.5 Financial Statements. The Company has made available to each Purchaser its audited balance sheet as of December 31, 2007, an audited statement of income and cash flows for the twelve months ending December 31, 2007, an unaudited balance sheet as of June 30, 2008 and an unaudited statement of income and cash flows for the year to date ending June 30, 2008 (collectively, the “Financial Statements”). The Financial Statements present fairly the financial condition and position of the Company as of their respective dates.

2.6 Liabilities. The Company has no material liabilities and, to the best of its knowledge no material contingent liabilities, not disclosed in the Financial Statements, except current liabilities incurred in the ordinary course of business which have not been, either in any individual case or in the aggregate, materially adverse.

2.7 Agreements; Action.

(a) Except for agreements explicitly contemplated hereby and agreements between the Company and its employees with respect to the sale of the Company’s outstanding Common Stock, there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, employees, affiliates or any affiliate thereof.

(b) There are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which the Company is a party or to its knowledge by which it is bound which may involve (i) future obligations (contingent or otherwise) of, or payments to, the Company in excess of $50,000, or (ii) the transfer or license of any patent, copyright, trade secret or other proprietary right to or from the Company (other than licenses by the Company of “off the shelf” or other standard products), or (iii) provisions restricting the development, manufacture or distribution of the Company’s products or services, or (iv) indemnification by the Company with respect to infringements of proprietary rights.

(c) The Company has not (i) accrued, declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred or guaranteed any indebtedness for money borrowed or any other liabilities (other than trade payables incurred in the ordinary course of business or as disclosed in the Financial Statements) individually in excess of $10,000 or, in the case of indebtedness and/or liabilities individually less than $10,000, in excess of $25,000 in the aggregate, (iii) made any loans or advances to any person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business.

(d) For the purposes of subsections (b) and (c) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities the Company has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

(e) The Company has not engaged in the past three months in any discussion (i) with any representative of any other business or businesses regarding the consolidation or merger of the Company with or into any such other business or businesses, (ii) with any corporation, partnership, limited liability company, or other business entity or any individual regarding the sale, conveyance or disposition of all or substantially all of the assets of the

Company, or a transaction or series of related transactions in which more than 50% of the voting power of the Company is disposed of, or (iii) regarding any other form of acquisition, liquidation, dissolution or winding up, of the Company.

2.8 Obligations to Related Parties. There are no obligations of the Company to officers, directors, stockholders, or employees of the Company other than (a) for payment of salary for services rendered, (b) reimbursement for reasonable expenses incurred on behalf of the Company and (c) for other standard employee benefits made generally available to all employees (including stock option agreements outstanding under any stock option plan approved by the Board of Directors of the Company). None of the officers, directors or, to the best of the Company’s knowledge, key employees or stockholders of the Company, or any members of their immediate families, is indebted to the Company or has any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation that competes with the Company, other than (i) passive investments in publicly traded companies (representing less than 1% of such company) which may compete with the Company and (ii) investments by venture capital funds with which directors of the Company may be affiliated and service as a board member of a company in connection therewith due to a person’s affiliation with a venture capital fund or similar institutional investor in such company. No officer, director or stockholder, or any member of their immediate families, is, directly or indirectly, interested in any material contract with the Company (other than such contracts as relate to any such person’s ownership of capital stock or other securities of the Company).

2.9 Changes. Since June 30, 2008, there has not been to the Company’s knowledge:

(a) Any change in the assets, liabilities, financial condition, prospects or operations of the Company from that reflected in the Financial Statements, other than changes in the ordinary course of business, none of which individually or in the aggregate has had or would reasonably be expected to have a material adverse effect on such assets, liabilities, financial condition, prospects or operations of the Company;

(b) Any resignation or termination of any officer, key employee or group of employees of the Company;

(c) Any material change, except in the ordinary course of business, in the contingent obligations of the Company by way of guaranty, endorsement, indemnity, warranty or otherwise;

(d) Any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties, business or prospects or financial condition of the Company;

(e) Any waiver by the Company of a valuable right or of a material debt owed to it;

(f) Any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(g) Any labor organization activity related to the Company;

(h) Any sale, assignment, or exclusive license or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets;

(i) Any change in any material agreement to which the Company is a party or by which it is bound which materially and adversely affects the business, assets, liabilities, financial condition, operations or prospects of the Company;

(j) Any other event or condition of any character that, either individually or cumulatively, has materially and adversely affected the business, assets, liabilities, financial condition, prospects or operations of the Company; or

(k) Any arrangement or commitment by the Company to do any of the acts described in subsection (a) through (j) above.

2.10 Title to Properties and Assets; Liens, Etc. The Company has good and marketable title to its properties and assets, including the properties and assets reflected in the most recent balance sheet included in the Financial Statements, and good title to its leasehold estates, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge, other than (a) those resulting from taxes which have not yet become delinquent, (b) minor liens and encumbrances which do not materially detract from the value of the property subject thereto or materially impair the operations of the Company, and (c) those that have otherwise arisen in the ordinary course of business. All facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by the Company are in good operating condition and repair and are reasonably fit and usable for the purposes for which they are being used.

2.11 Intellectual Property.

(a) The Company owns or possesses sufficient legal rights to all trademarks, service marks, trade names, copyrights, licenses, information and other proprietary rights and processes necessary for its business as now conducted and as presently proposed to be conducted, without any infringement of the rights of others. To the Company’s knowledge, the Company owns or possesses sufficient legal rights to all patents and trade secrets necessary for its business as now conducted and as presently proposed to be conducted, without any infringement of the rights of others. There are no outstanding options, licenses or agreements of any kind relating to the foregoing proprietary rights, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes of any other person or entity other than such licenses or agreements arising from the purchase of “off the shelf” or standard products. To the Company’s knowledge, no claims are currently being asserted against the Company, nor are there any claims threatened in writing, by any third party challenging or questioning the Company’s right to use any of the patents, trademarks, service marks, trade names, copyrights, trade secrets, information or other proprietary rights and processes owned or used by the Company or the validity or effectiveness of any license or similar agreement with respect thereto.

(b) No product or service marketed or sold (or proposed to be marketed or sold) by the Company violates or will violate any license or infringe any trademarks, service marks, trade names, copyrights or other proprietary rights of any other person or entity. The Company has not received any communications alleging that the Company has violated or, by conducting its business as presently proposed to be conducted, would violate any of the trademarks, service marks, trade names, copyrights or other proprietary rights of any other person or entity. To the Company’s knowledge, no product or service marketed or sold (or proposed to be marketed or sold) by the Company violates or will violate any patents or trade secrets of any other person or entity. The Company has not received any communications alleging that the Company has violated or, by conducting its business as presently proposed to be conducted, would violate any of the patents or trade secrets of any other person or entity.

(c) The Company is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with their duties to the Company or that would conflict with the Company’s business as proposed to be conducted. Each former and current employee, officer and consultant of the Company has executed a proprietary information and inventions agreement in the forms delivered to the Purchasers’ counsel. No former and current employee, officer or consultant of the Company has excluded works or inventions made prior to his or her employment with the Company from his or her assignment of inventions pursuant to such employee, officer or consultant’s proprietary information and inventions agreement. The Company does not believe it is or will be necessary to utilize any inventions, trade secrets or proprietary information of any of its employees made prior to their employment by the Company, except for inventions, trade secrets or proprietary information that have been assigned to the Company.

2.12 Compliance with Other Instruments. The Company is not in violation or default of any term of its Restated Charter or its bylaws, each as amended. The Company is not in violation of any provision of any mortgage, indenture, contract, lease, agreement, instrument or contract to which it is party or by which it is bound or of any judgment, decree, order or writ, other than any such violation that would not have a material adverse effect on the Company. The execution, delivery, and performance of and compliance with this Agreement, the Notes and the Warrants, and the issuance and sale of the Notes, the Warrants and the shares of capital stock issuable upon conversion of the Notes and the exercise of the Warrants pursuant hereto and the Restated Charter, will not, with or without the passage of time or giving of notice, result in any such violations, or be in conflict with or constitute a default under any such term or provision, or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company or the suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to the Company, its business or operations or any of its assets or properties. To the Company’s knowledge, the Company has avoided every condition, and has not performed any act, the occurrence of which would result in the Company’s loss of any right granted under any license, distribution agreement or other agreement required to be disclosed on the Schedule of Exceptions.

2.13 Litigation. There is no action, suit, proceeding or investigation pending or, to the Company’s knowledge, currently threatened against the Company that would reasonably be expected to result, either individually or in the aggregate, in any material adverse change in the assets, condition, affairs or prospects of the Company, financially or otherwise, or any change in the current equity ownership of the Company or that questions the validity of this Agreement, the Notes or the Warrants or the right of the Company to enter into this Agreement, the Notes or the Warrants, or to consummate the transactions contemplated hereby or thereby, nor is the Company aware that there is any basis for any of the foregoing. The foregoing includes, without limitation, actions pending or, to the Company’s knowledge, threatened or any basis therefor known by the Company involving the prior employment of any of the Company’s employees, their use in connection with the Company’s business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. The Company is not a party to, or to the Company’s knowledge subject to, the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company currently pending or which the Company intends to initiate.

2.14 Tax Returns and Payments. The Company is and always has been a subchapter C corporation. The Company has timely filed all tax returns (federal, state and local) required to be filed by it. All taxes shown to be due and payable on such returns, any assessments imposed, and to the Company’s knowledge all other taxes due and payable by the Company on or before the Effective Date, have been paid or will be paid prior to the time they become delinquent. The Company has not been advised (a) that any of its returns, federal, state or other, have been or are being audited as of the date hereof, or (b) of any deficiency in assessment or proposed judgment to its federal, state or other taxes. The Company has no knowledge of any liability of any tax to be imposed upon its properties or assets as of the date of this Agreement that is not adequately provided for.

2.15 Employees. The Company has no collective bargaining agreements with any of its employees. There is no labor union organizing activity pending or, to the Company’s knowledge, threatened with respect to the Company. The Company is not a party to or bound by any currently effective employment contract, deferred compensation arrangement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation plan or agreement. No employee of the Company has been granted the right to continued employment by the Company or to any material compensation following termination of employment with the Company. To the Company’s knowledge, no employee of the Company, nor any consultant with whom the Company has contracted, is in violation of any term of any employment contract, proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, the Company; and to the Company’s knowledge the continued employment by the Company of its present employees, and the performance of the Company’s contracts with its independent contractors, will not result in any such violation. The Company has not received any notice alleging that any such violation has occurred. The Company is not aware that any officer, key employee or group of employees intends to terminate his, her or their employment with the Company, nor does the Company have a present intention to terminate the employment of any officer, key employee or group of employees. Each former employee of the Company whose employment was terminated by the Company has entered into an agreement with the Company providing for the full release of any claims against the Company or any related party arising out of such employment. There are no actions pending, or to the Company’s knowledge, threatened, by any former or current employee concerning such person’s employment by the Company.

2.16 Obligations of Management. Each officer and key employee of the Company is currently devoting substantially all of his or her business time to the conduct of the business of the Company. The Company is not aware that any officer or key employee of the Company is planning to work less than full time at the Company in the future. No officer or key employee is currently working or, to the Company’s knowledge, plans to work for a competitive enterprise, whether or not such officer or key employee is or will be compensated by such enterprise.

2.17 Registration Rights and Voting Rights. Except as required pursuant to the Investor Rights Agreement, the Company is presently not under any obligation, and has not granted any rights, to register under the Securities Act of 1933, as amended (the “Securities Act”), any of the Company’s presently outstanding securities or any of its securities that may hereafter be issued. To the Company’s knowledge, except the Voting Agreement, no stockholder of the Company has entered into any agreement with respect to the voting of equity securities of the Company.

2.18 Compliance with Laws; Permits. To its knowledge, the Company is not in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties, which violation would materially and adversely affect the business, assets, liabilities, financial condition, operations or prospects of the Company. No governmental orders, permissions, consents, approvals or authorizations are required to be obtained and no registrations or declarations are required to be filed in connection with the execution and delivery of this Agreement or the issuance of the Notes or the shares of capital stock issuable upon conversion of the Notes, except such as have been duly and validly obtained or filed, or with respect to any filings that must be made after the Effective Date, as will be filed in a timely manner. The Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could materially and adversely affect the business, assets, properties, prospects or financial condition of the Company and believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned to be conducted.

2.19 Environmental and Safety Laws. To its knowledge, the Company is not in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, and to its knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation. No Hazardous Materials (as defined below) are used or have been used, stored, or disposed of by the Company or, to the Company’s knowledge, by any other person or entity on any property owned, leased or used by the Company. For the purposes of the preceding sentence, “Hazardous Materials” shall mean (a) materials which are listed or otherwise defined as “hazardous” or “toxic” under any applicable local, state, federal and/or foreign laws and regulations that govern the existence and/or remedy of contamination on property, the protection of the environment from contamination, the control of hazardous wastes, or other activities involving hazardous substances, including building materials, or (b) any petroleum products or nuclear materials.

2.20 Offering Valid. Assuming the accuracy of the representations and warranties of Purchasers contained in Section 3.2 hereof, the offer, sale and issuance of the Notes, the Warrants and the shares of the Company’s capital stock issuable upon conversion of the Notes and exercise of the Warrants will be exempt from the registration requirements of the Securities Act, and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws. Neither the Company nor any agent on its behalf has solicited or will solicit any offers to sell or has offered to sell or will offer to sell all or any part of the Notes or Warrants to any person or persons so as to bring the sale of such Notes or Warrants by the Company within the registration provisions of the Securities Act or any state securities laws.

2.21 Full Disclosure. The Company has provided Purchasers with all information requested by the Purchasers in connection with their decision to purchase the Notes and the Warrants. To the Company’s knowledge after due inquiry, neither this Agreement, the exhibits hereto, the Notes, the Warrants nor any other document delivered by the Company to Purchasers or their attorneys or agents in connection herewith or with the transactions contemplated hereby, contain any untrue statement of a material fact nor, to the Company’s knowledge after due inquiry, omit to state a material fact necessary in order to make the statements contained herein or therein not misleading. Notwithstanding the foregoing, the documents provided to the Purchasers describing the Company’s business were prepared by the management of the Company in a good faith effort to describe the Company’s presently proposed business and products and the markets therefore. The assumptions applied in preparing these documents appeared reasonable to management as of the date thereof; however, there is no assurance that these assumptions will prove to be valid or that the objectives set forth in these documents will be achieved.

2.22 Minute Books. The minute books of the Company made available to Purchasers document all meetings of directors and stockholders since the time of incorporation.

2.23 Section 83(b) Elections. To the Company’s knowledge, all elections and notices permitted by Section 83(b) of the Internal Revenue Code of 1986, as amended, (the “Code”) and any analogous provisions of applicable state tax laws have been timely filed by all employees who have purchased shares of the Company’s Common Stock under agreements that provide for the vesting of such shares.

2.24 Insurance. The Company has or will obtain promptly following the Effective Date general commercial, product liability, fire and casualty insurance policies with coverage customary for companies similarly situated to the Company.

2.25 Executive Officers. To the Company’s knowledge, no executive officer or person nominated to become an executive officer of the Company (a) has been convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding minor traffic violations) or (b) is or has been subject to any judgment or order of, the subject of any pending civil or administrative action by the Securities and Exchange Commission or any self-regulatory organization.

2.26 Qualified Small Business. The Company is a “qualified small business” within the meaning of Section 1202(d) of the Code and of the date hereof and the shares of the Company’s capital stock issuable upon conversion of the Notes and exercise of the Warrants should qualify as “qualified small business stock” as defined in Section 1202(c) of the Code as of the date hereof. As of the date hereof, the Company meets the “active business requirement” of Section 1202(e) of the Code, and it has made no “significant redemptions” within the meaning of Section 1202(c)(3)(B) of the Code.

2.27 Sudanese Investments. The Company and each of its subsidiaries does not, directly or indirectly, own or control any property or assets located in the Republic of the Sudan or transact any commercial business in the Republic of the Sudan.

3.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS.

Each Purchaser hereby represents and warrants to the Company, severally and not jointly, as follows (provided that such representations and warranties do not lessen or obviate the representations and warranties of the Company set forth in this Agreement):

3.1 Requisite Power and Authority. Purchaser has all necessary power and authority to execute and deliver this Agreement and to carry out its provisions. All action on Purchaser’s part required for the lawful execution and delivery of this Agreement has been taken. Upon its execution and delivery, this Agreement will be a valid and binding obligation of Purchaser, enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, and (b) as limited by general principles of equity that restrict the availability of equitable remedies.

3.2 Investment Representations. Purchaser understands that none of the Notes, the Warrants or the shares of capital stock issuable upon conversion of the Notes or exercise of the Warrants have been registered under the Securities Act. Purchaser also understands that the Notes and Warrants are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon Purchaser’s representations contained in the Agreement. Purchaser hereby represents and warrants as follows:

(a) Purchaser Bears Economic Risk. Purchaser has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests. Purchaser must bear the economic risk of this investment indefinitely unless the Notes, the Warrants or the shares of capital stock issuable upon conversion of the Notes or exercise of the Warrants are registered pursuant to the Securities Act, or an exemption from registration is available. Purchaser understands that the Company has no present intention of registering the Notes, the Warrants, the shares of capital stock issuable upon conversion of the Notes or exercise of the Warrants or any shares of its Common Stock. Purchaser also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow Purchaser to transfer all or any portion of the Notes, the Warrants or shares of capital stock issuable upon conversion of the Notes or exercise of the Warrants under the circumstances, in the amounts or at the times Purchaser might propose.

(b) Acquisition for Own Account. Purchaser is acquiring the Notes, the Warrants and (and, if issued, the shares of capital stock issuable upon conversion of the Notes or exercise of the Warrants) for Purchaser’s own account for investment only, and not with a view towards their distribution.

(c) Purchaser Can Protect Its Interest. Purchaser represents that by reason of its, or of its management’s, business or financial experience, Purchaser has the capacity to protect its own interests in connection with the transactions contemplated in this Agreement. Further, Purchaser is aware of no publication of any advertisement in connection with the transactions contemplated in the Agreement.

(d) Accredited Investor. Purchaser represents that it is an accredited investor within the meaning of Regulation D under the Securities Act.

(e) Company Information. Purchaser has received and read the Financial Statements and other documents provided by Company concerning its business, and has had an opportunity to discuss the Company’s business, management and financial affairs with directors, officers and management of the Company and has had the opportunity to review the Company’s operations and facilities. Purchaser has also had the opportunity to ask questions of and receive answers from, the Company and its management regarding the terms and conditions of this investment.

(f) Rule 144. Purchaser acknowledges and agrees that the Notes, the Warrants and the shares of capital stock issuable upon conversion of the Notes and exercise of the Warrants, if issued, are “restricted securities” as defined in Rule 144 promulgated under the Securities Act as in effect from time to time and must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Purchaser has been advised or is aware of the provisions of Rule 144, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things: the availability of certain current public information about the Company, the resale occurring following the required holding period under Rule 144 and the number of shares being sold during any three month period not exceeding specified limitations.

(g) Residence. If Purchaser is an individual, then Purchaser resides in the state or province identified in the address of Purchaser set forth on Exhibit A; if Purchaser is a partnership, corporation, limited liability company or other entity, then the office or offices of Purchaser in which its investment decision was made is located at the address or addresses of Purchaser set forth on Exhibit A (except as any Purchaser shall otherwise notify the Company in writing prior to the Closing).

(h) Foreign Investors. If Purchaser is not a United States person (as defined by Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended), Purchaser hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Notes or the Warrants or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Notes and the Warrants, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any government or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale or transfer of the Notes, the Warrants and the shares of capital stock issuable upon conversion of the Notes or exercise of the Warrants. The Company’s offer and sale and Purchaser’s subscription and payment for and continued beneficial ownership of the Notes, the Warrants and if issued, the shares of capital stock issuable upon conversion of the Notes or exercise of the Warrants, will not violate any applicable securities or other laws of Purchaser’s jurisdiction.

3.3 Transfer Restrictions. Each Purchaser acknowledges and agrees that, if issued, the shares of capital stock issuable upon conversion of the Notes and exercise of the Warrants are subject to restrictions on transfer as set forth in the Company Agreements.

4.	COVENANTS.

4.1 Waiver of Right of First Refusal. The Company is required to provide each Investor (as defined in the Investor Rights Agreement) with fifteen (15) days prior written notice before it sells its Equity Securities (as defined in the Investor Rights Agreement) in accordance with Section 4 of the Investor Rights Agreement. Each Purchaser hereby waives its right to purchase its pro rata share of the Notes and the Warrants, and, in connection with such waiver, hereby waives the fifteen (15) day notice period to exercise such right on behalf of itself and all of the other Investors. The waiver contained in this Section 4.1 shall be in connection with (a) the issuance and sale of the Notes and Warrants pursuant to this Agreement, and (b) the issuance of any shares of capital stock upon the conversion of the Notes and exercise of the Warrants, but not with respect to any future issuances of securities by the Company.

5.	MISCELLANEOUS.

5.1 Binding Agreement. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any third party any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

5.2 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Colorado in all respects as such laws are applied to agreements among Colorado residents entered into and performed entirely within Colorado, without giving effect to conflict of law principles thereof. The parties agree that any action brought by any party under or in relation to this Agreement, including without limitation to interpret or enforce any provision of this Agreement, shall be brought in, and each party agrees to and does hereby submit to the jurisdiction and venue of, any state or federal court located in the County of Denver, Colorado.

5.3 Survival. The representations, warranties, covenants and agreements made herein shall survive the closing of the transactions contemplated hereby. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Company hereunder solely as of the date of such certificate or instrument. The representations, warranties, covenants and obligations of the Company, and the rights and remedies that may be exercised by the Purchasers, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Purchasers or any of their representatives.

5.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.5 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

5.6 Notices. Any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit with the United States Post Office or Federal Express, postage prepaid, addressed (a) to the Company at ARCA biopharma, Inc., 8001 Arista Place, Suite 200, Broomfield, CO 80021, Attention: Chief Executive Officer and General Counsel, or (b) to a Purchaser at its address shown on the Schedule of Purchasers, or at such other address as such party may designate by ten (10) days advance written notice to the other party.

5.7 Modification; Waiver. No modification or waiver of any provision of this Agreement or consent to departure therefrom shall be effective unless in writing and approved by the Company, a majority of the Principal Series Preferred Stockholders (as such term is defined in the Company’s Second Amended and Restated Certificate of Incorporation) and, for so long as the Merger Agreement remains in full force and effect, Parent.

5.8 Entire Agreement. This Agreement and the Schedules and Exhibits hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein.

5.9 Expenses. Each party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of the Agreement.

5.10 Exculpation Among Purchasers. Each Purchaser acknowledges that it is not relying upon any person, firm, or corporation, other than the Company and its officers and directors, in making its investment or decision to invest in the Company. Each Purchaser agrees that no Purchaser nor the respective controlling persons, officers, directors, partners, agents, or employees of any Purchaser shall be liable to any other Purchaser for any action heretofore taken or omitted to be taken by any of them in connection with the purchase of the Notes and the Warrants.

5.11 Third Party Beneficiary Rights. No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, employee, affiliate, stockholder, partner or any party hereto or any other person unless specifically provided otherwise herein and, except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement; except that for so long as the Merger Agreement remains in full force and effect, this Agreement is intended to benefit Parent and Parent shall have the right to enforce as a third party beneficiary the rights of the Company and obligations of the Purchasers under this Agreement.

5.12 Pronouns. All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as to the identity of the parties hereto may require.

5.13 Remedies. The Company and the Purchasers acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Company shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement by any Purchaser and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which the Company may be entitled by law or equity.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have executed this NOTE AND WARRANT PURCHASE AGREEMENT as of the date first written above.

COMPANY:		PURCHASERS:

ARCA BIOPHARMA, INC.		SKYLINE VENTURE PARTNERS QUALIFIED PURCHASER FUND IV, L.P.

Signature:	/s/ Richard B. Brewer	By:	Skyline Venture Management IV, LLC
Its General Partner
Print Name:	Richard B. Brewer

Title:	President and Chief Executive Officer
		By:	/s/ John G. Freund
John G Freund, Managing Director

INTERWEST PARTNERS IX, LP

		By:	InterWest Management Partners IX, LLC

		By:	/s/ Linda Grais
Linda Grais, Venture Member

ATLAS VENTURE FUND VII, L.P.

		By:	Atlas Venture Associates VII, L.P. its General Partner

		By:	Atlas Venture Associates VII, Inc. its General Partner

		Signature:	/s/ Jeanne Henry Larkin

		Print Name:	Jeanne Henry Larkin

		Title:	Vice President

NOTE AND WARRANT PURCHASE AGREEMENT

SIGNATURE PAGE

BOULDER VENTURES IV, L.P.

By: BV Partners IV, L.L.C., its General Partner

Signature:	/s/ Kyle Lefkoff

Print Name:	Kyle Lefkoff

Title:	Managing Member

BOULDER VENTURES IV (ANNEX), L.P.

By: BV Partners IV, L.L.C., its General Partner

Signature:	/s/ Kyle Lefkoff

Print Name:	Kyle Lefkoff

Title:	Managing Member

THE PEIERLS FOUNDATION, INC.

By:	The Peierls Foundation, Inc.

Signature:	/s/ E. Jeffrey Peierls

Print Name:	E. Jeffrey Peierls

Title:	President

NOTE AND WARRANT PURCHASE AGREEMENT

SIGNATURE PAGE

SCHEDULE OF PURCHASERS

NAME AND ADDRESS	LOAN AMOUNT
SKYLINE VENTURE PARTNERS QUALIFIED PURCHASER FUND IV, L.P. 525 University Ave Suite 520 Palo Alto, CA 94301 Attention: Kerry Kenny Facsimile: (650) 329-1090	$1,825,696

INTERWEST PARTNERS IX, LP 2710 Sand Hill Road Second Floor Menlo Park, CA 94025 Attention: Linda Grais Facsimile: (650) 854-4706	$1,461,872

ATLAS VENTURE FUND VII, L.P. 890 Winter Street, Suite 320 Waltham, MA 02451 Attention: General Counsel Facsimile: (781) 622-1701	$3,674,630

BOULDER VENTURES IV, L.P. 1900 Ninth Street, Suite 200 Boulder, CO 80302 Attention: Kyle Lefkoff Facsimile: (303) 444-0267	$92,393

BOULDER VENTURES IV (ANNEX), L.P. 1900 Ninth Street, Suite 200 Boulder, CO 80302 Attention: Kyle Lefkoff Facsimile: (303) 444-0267	$1,395,409

THE PEIERLS FOUNDATION, INC. c/o U.S. Trust Company of N.Y. 114 West 47th Street New York, NY 10036 Attention: Mr. John Kennedy	$300,000

TOTAL	$8,750,000.00

EXHIBIT A

FORM OF CONVERTIBLE PROMISSORY NOTE

[Omitted]

EXHIBIT B

FORM OF WARRANT

[Omitted]

EXHIBIT C

CHARTER AMENDMENT

[Omitted]

EXHIBIT D

CAPITALIZATION

[Omitted]